Exhibit 10.1

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

This ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (the “Agreement”) is entered into as of the date of the last execution hereof (the “Effective Date”) by and between Principal Solar, Inc., a Delaware corporation (“Client”), and Alpha Energy, a division of Alpha Technologies Services, a Nevada corporation (“Contractor”) (each a “Party” and collectively, the “Parties”).

RECITALS

Client, through a Membership Interest Purchase Agreement with Innovative Solar Systems, LLC dated November 6, 2014, has a contractual right to acquire Innovative Solar 46, LLC ("IS 46"), developer of an approximately 100MW watt DC solar photovoltaic system as more fully described in Exhibit A (the “System”).

Contractor designs, constructs and installs solar photovoltaic systems.

Client desires to engage Contractor to supply, design, engineer, construct and install the System at the Site and Contractor is able to design, engineer, construct and install the System.

IS 46 holds title to the Site or has obtained written consent from the owner of the Site (the “Host”) for the installation of the System at the Site. The Parties agree that the Contractor shall be granted first right of refusal for the installation of the System Principal Sunrise V.

Contractor desires to provide the services further described herein in exchange for the Contract Price, and in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.     DEFINITIONS.

Unless otherwise required by the context in which any term appears: (a) capitalized terms used in this Agreement have the meanings listed in this Section 1; (b) the singular includes the plural and vice versa; (c) the word “including” indicates examples and does not limit general terms, (d) references to “Sections”, and “Exhibits” are to sections, schedules and exhibits hereof; (e) the words “herein”, “hereof” and “hereunder” refer to the Agreement as a whole and not to any particular section or subsection hereof; and (f) references to the Agreement include all schedules and exhibits as they may be amended, modified, supplemented or replaced from time to time in accordance with the Agreement.

“AAA” has the meaning set forth in Section 7.5(b).

"Affiliate" means any Person that directly or through intermediaries controls, is controlled by, or is under common control with, a Party. For this purpose "control" means (a) the ownership, directly or indirectly, of 50% or more of the equity interest in a Person or a Party, or (b) the power to direct the management and policies of a Person or Party, whether through ownership of voting securities, by contract or otherwise.

Exhibit 10.1

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Applicable Law” means any constitutional provision, law, statute, rule, regulation, ordinance, order, decree, judgment, decision, certificate, injunction, registration, license, permit, authorization, guideline, governmental approval, consent or requirement of a Governmental Authority with jurisdiction over a party, the Site or this Agreement, as construed from time to time by any Governmental Authority, as well as all industrial or engineering codes, standards or guidelines, insurance requirements and the other applicable requirements of the Local Electric Utility.

“Business Day” means Mondays to Fridays, except such days on which banks are closed in the location of the Site.

“Change Order” means a written document signed by Client and Contractor authorizing an addition, deletion or revision to the Work or an adjustment of the Contract Price or Construction Schedule issued after execution of this Agreement.

“Client” has the meaning set forth in the Preamble to this Agreement.

“Client Event of Default” has the meaning set forth in Section 6.1(c).

“Client’s Representative” means the individual designated by Client in accordance with Section 7.1(a).

“Client Permits” means all permits (other than Contractor Permits), waivers, consents, exceptions, entitlements, conditional use permits, variances or other authorizations issued by a Governmental Authority or required by Applicable Law to construct, install, own, operate and maintain the System or otherwise perform the Work under this Agreement.

“Client Supplied Equipment” means equipment that is supplied to Contractor by Client.

“Completion Security” has the meaning set forth in Section 4.5.

“Commissioning” means the pre-commissioning and commissioning requirements outlined in items I. through VI. of Exhibit H.

“Confidential Information” has the meaning set forth in Section 7.7.

“Construction Schedule” means the schedule for the Work set forth on Exhibit E.

“Contract Documents” means this Agreement, its exhibits, record drawings and specifications that have been prepared by Contractor or any Subcontractor exclusively for the Work.

“Contract Price” has the meaning set forth in Section 3.1.

“Contractor” has the meaning set forth in the Preamble to this Agreement.

Exhibit 10.1

“Contractor Event of Default” has the meaning set forth in Section 6.1(a).

“Contractor Permits” means the building and electrical permits that are required by Applicable Law for Contractor to perform the Work.

“Contractor Representative” means the individual designated by Contractor in accordance with Section 7.1(b).

“Day” means a calendar day unless “Business Day” is specified.

“Disclosing Party” has the meaning set forth in Section 7.7.

“Dispute” has the meaning set forth in Section 7.5(a).

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Equipment” means (a) all photovoltaic modules, inverters and monitoring system(s) supplied as part of the Work and (b) all Client Supplied Equipment.

“Equipment Warranty” or “Equipment Warranties” has the meaning set forth in Section 2.10(d).

“Excusable Delay” has the meaning set forth in Section 2.4(c).

“Final Completion” means satisfaction or waiver of all of the conditions set forth in Section 4.2.

“Force Majeure Event” means any act or event (to the extent not caused by such Party or its agents or employees) that is unforeseeable or, if foreseeable, unavoidable and outside the control of the Party that invokes it, and which renders a Party unable to comply totally or partially with its obligations under the Agreement. Examples of a Force Majeure Event include: war (whether or not formally declared), hostilities, revolution, terrorism, insurrection against any Governmental Authority, riot or other civil disturbance; acts of nature such as floods, lightning, earthquakes, hailstorms, ice storms, tornados, hurricanes, landslides, volcanic eruptions, fires, winds in excess of thirty (30) miles per hour that are deemed to be unsafe working conditions by Contractor for Work being performed and objects striking the earth from space; sabotage or destruction by a third party (other than one retained by a Party) of facilities and equipment relating to the performance by the affected Party of its obligations under this Agreement; regional or national strikes, walkouts, lockouts or other labor actions or disputes; acts of any Governmental Authority that materially restrict or limit Contractor’s access to the Site or performance of the Work; and compliance with any order or request of any Governmental Authority. Notwithstanding anything in the foregoing to the contrary, Force Majeure Events shall not include any of the following: mechanical or equipment failures (except to the extent any such failure is itself caused by a Force Majeure Event); increases in the cost of performance of a Party’s obligations under this Agreement (except to the extent any such increase is itself caused by a Force Majeure Event); delays in customs clearance (except to the extent any such delay is itself caused by a Force Majeure Event); labor shortages that are not severe or widespread throughout the industry or region; labor shortages that are caused or exacerbated by Contractor’s refusal or inability to pay the prevailing wage for labor provided Contractor is required to pay prevailing wage under the terms of this Agreement; material shortages that are not widespread throughout the industry or region; any weather event that does not materially deviate from the historical average;

Exhibit 10.1

“Governmental Authority” means any federal, national, regional, province, town, city, state or municipal government, whether domestic or foreign, or other administrative, regulatory or judicial body having jurisdiction over the Site or a Party.

“Guaranteed Substantial Completion Date” has the meaning set forth in Section 4.1.

“Hazardous Material” means oil or petroleum and petroleum products, asbestos and any asbestos containing materials, radon, polychlorinated biphenyl’s (“PCBs”), urea formaldehyde insulation, lead paints and coatings, and all of those chemicals, substances, materials, controlled substances and waste or combinations thereof that are now or become in the future listed, defined or regulated in any manner by Applicable Law.

“Indemnified Party” has the meaning set forth in Section 6.2(c).

“Indemnifying Party” has the meaning set forth in Section 6.2(c).

“Industry Standards” means those standards of care and diligence normally practiced by a majority of solar engineering, construction and installation firms in performing services similar to the Work in localities where the Work will be performed and in accordance with good engineering design practices, Client Permits, Contractor Permits, the Project Documents and other standards established for such Work.

“Initial Contract Price” has the meaning set forth in Section 3.2.

“Interconnection Agreement” means the contract between Client or its Affiliate and the Local Electric Utility regarding electricity produced by the System.

“Local Electric Utility” means Duke Energy Progress, Inc. or any other party owning or controlling the electric utility transmission or distribution system to which the Site or the System will be interconnected.

“Notice to Proceed” has the meaning set forth in Section 2.13.

“Performance Tests” means the system performance testing requirements as further outlined in Exhibit H.

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Person” means, as the context requires, any individual, corporation, partnership, company, joint venture, association, trust, unincorporated organization or Governmental Authority.

“Permission to Operate” or “PTO” means the Local Electric Utility’s written authorization to interconnect the System to the Local Electric Utility electrical grid.

“Power Purchase Agreement” means that certain Renewable Power Purchase Agreement between Duke Energy Progress, Inc. and IS 46 dated November 10, 2014.

Exhibit 10.1

“Project Costs” means the Contractor’s costs to perform the Work, but only as listed in Exhibit B.

“Project Documents” means the Interconnection Agreement, the Power Purchase Agreement, and such other documents deemed necessary by mutual agreement of the Parties.

“Project Lender” means any lenders or other third parties (including cash equity and tax equity providers) providing construction financing, long-term financing or other credit support in connection with the development, construction or operation of the System.

“Project Lender’s Security Interest” has the meaning set forth in Section 7.22.

“Receiving Party” has the meaning set forth in Section 7.7.

"Representatives" means the Contractor Representative and the Client Representative and each may individually be referred to as a "Representative".

“Shared Savings” has the meaning set forth in Section 3.2.

“Site” means the real property on which the System is to be located at 6507 Roslin Farm Road, Hope Mills, NC 28348 (Cumberland County).

“Subcontractor” means any Person, other than Contractor, retained by Contractor to perform any portion of the Work in furtherance of Contractor’s obligations under this Agreement.

“Substantial Completion” means satisfaction or waiver of all of the conditions set forth in Section 4.1(c).

“Substantial Completion Date” means the actual date on which the Substantial Completion of the System occurs.

"System" has the meaning set forth in the Recitals to this Agreement.

“Task Order” has the meaning set forth in Section 2.13.

“Unanticipated Conditions” has the meaning set forth in Section 2.6.

“Warranty Period” has the meaning set forth in Section 2.10(a).

“Work” has the meaning set forth in Section 2.1.

“Workmanship Warranty” has the meaning set forth in Section 2.10(a)(iv).

2.     PERFORMANCE OF THE WORK.

2.1.     Work. Contractor shall, on a firm, fixed-price basis, provide all professional design and engineering services, supervision, labor, materials, Equipment, tools, and machinery, utilities, transportation necessary for the design, engineering, construction and Final Completion of the System as more particularly described in Exhibit A (the “Work”). Contractor shall provide a performance bond to cover Contractors labor.

Exhibit 10.1

2.2.     Client Support for the Work. Client shall support Contractor’s performance of the Work by:

(a)	Client shall cooperate with, and to provide such assistance to Contractor as Contractor reasonably requests in connection with Contractor's efforts to secure Contractor Permits.

(b)	Client shall at all times fully comply with Applicable Laws. Client shall have and keep in effect Client Permits.

(c)	Client shall pay all fees and deposits in connection with any rebates, tax credits or incentives related to the System.

(d)	Client shall timely respond to Contractor requests for information and approvals in accordance with the Construction Schedule.

(e)	Client shall supply the Client Supplied Equipment to the Site on or before the dates for delivery of such equipment set forth in the Construction Schedule.

(f)

Client shall cooperate with Contractor, and if necessary, shall provide consents and execute with the local utility any such agreements necessary or appropriate to obtain PTO and permit the interconnection of the System. All deposits or fees required by the Local Electric Utility in relation to interconnection and PTO are the responsibility of Client. In the event PTO is not granted due to acts or failures to act by Client, Client shall accept Substantial Completion without PTO and reimburse Contractor for any costs incurred due to failure to have PTO by the projected Substantial Completion date.

2.3.     Exclusions to the Work. The following are excluded from the Work:

(a)

Contractor shall not be responsible for any environmental liability or remediation efforts at the Site, except for the cleanup of Hazardous Materials released (or permitted to be released) by Contractor or its Subcontractors.

(b)	Unless otherwise stated in Exhibit A, Client shall facilitate the execution of an Interconnection Agreement between Client and the Local Electric Utility.

2.4.     Changes and Extra Work.

(a)	Except for Client initiated changes, as allowed under Section 2.4(b) or Excusable Delays, as allowed under Section 2.4(c), Client shall have no duty to execute Change Orders.

(b)

Without invalidating this Agreement, Client may initiate a change in the Work by advising Contractor in writing of the change. As soon as practicable after notice, Contractor shall prepare and forward to Client in writing the Project Costs for the extra or changed Work and any required adjustment to the Construction Schedule. Contractor shall not proceed with any changes to the Work until Client has confirmed such changes through a Change Order.

(c)

In the event of the occurrence of an Excusable Delay (as defined below) that directly causes an increase in Contractor's cost to perform the Work or that delays the performance of the Work, Contractor shall be entitled to a Change Order with an adjustment to the Contract Price and Construction Schedule that is commensurate to the period of delay. "Excusable Delay" is limited to the following events:

Exhibit 10.1

i.	Delay caused by the discovery of Unanticipated Conditions (as defined in Section 2.6) at the Site and the remediation thereof;

ii.

Delay by a Governmental Authority in issuing any Contractor Permit or Client Permit; provided that any delay resulting from Contractor’s failure to properly or timely submit an application for a Contractor Permit or otherwise use commercially reasonable efforts to obtain any Contractor Permit shall not be deemed an Excusable Delay;

iii.	Delay by a Local Electric Utility to approve or issue interconnection approval;

iv.	Delay or interference with the System or the Work resulting from the acts or omissions of Client or Client’s breach of this Agreement;

v.	Delays or interference with the System or the Work resulting from the acts or omissions of the Host;

vi.	Any changes to the System or the Work required by any Applicable Law or any Governmental Authority; and

vii.	Force Majeure Events as provided in Section 7.4.

Upon occurrence of an Excusable Delay, Contractor shall have the right to suspend performance and shall exercise all reasonable efforts to minimize the delay. Contractor shall provide written notice to Client within five (5) Business Days after Contractor becomes aware of an Excusable Delay, and any failure to provide such written notice shall constitute a waiver of any claim by Contractor for an increase in the Contract Price or an automatic extension of the Construction Schedule related to such claim. Contractor shall provide notice to Client once the Excusable Delay is no longer preventing any Work.

2.5.     Access and Protective Measures.

(a)

Client shall provide Contractor and Subcontractors continuous access to the Site for the Work between 7:00 am and 6:00 pm on Business Days. Client shall provide sufficient space for the temporary storage and staging of tools, materials and Equipment and for the parking of construction crew vehicles.

(b)	Contractor shall manage the Work and Subcontractors for the purposes of assuring both quality and safety, and prevent accidents or injury to persons involved in the Work.

2.6.     Unanticipated Conditions. In the event that (a) there are (i) subsurface conditions at the Site that are significantly different than identified in the initial and second geotechnical investigations and that require drilling, blasting or other means of removing rock or stabilizing soils in order to install the System, or (ii) structural conditions of any building that must be corrected or strengthened in order to install the System; or (b) Contractor discovers the presence of Hazardous Materials, environmental conditions, pollution or archeological materials at the Site ((a) and (b) collectively referred to as “Unanticipated Conditions”), Contractor shall stop Work and give prompt written notice of the condition to Client. Contractor shall obtain written agreement from Client before performing any work impacted by the Unanticipated Conditions. For the avoidance of doubt, in no event shall any condition identified in either the initial or the second geotechnical investigation be deemed an Unanticipated Condition.

Exhibit 10.1

2.7.      Contractor and Sub-Contractor’s Insurance

a)

Commercial General Liability Insurance; Policy Exclusions. Contractor shall maintain Commercial General Liability Insurance for the Project on an “occurrence” basis, including coverage for: Premises and Operations Liability; Explosion, Collapse and Underground Damage Liability; Personal Injury Liability (with employee and contractual exclusions deleted); Broad Form Property Damage Liability; Broad Form Contractual Liability supporting Contractor’s indemnification agreements in favor of the additional insureds; Completed Operations and Products Liability for a period of one (1) year following the date of Final Completion; and Independent Contractor’s Protective Liability. Such policy shall have primary coverage limits of no less than One Million Dollars ($1,000,000.00) for injuries or death to one or more persons or damage to property resulting from any one occurrence and a Two Million Dollars ($2,000,000.00) aggregate limit. To the extent permitted by Applicable Law, such policy shall contain a waiver of subrogation endorsement in favor of the additional insureds.

b)

Commercial Automobile Liability Insurance. Contractor shall maintain Commercial Automobile Liability Insurance, including coverage for owned, non-owned, rented, leased and hired automobiles for both bodily injury and property damage and containing appropriate no fault insurance provisions or other endorsements in accordance with state legal requirements, with a combined single limit of not less than One Million Dollars ($1,000,000) per accident with respect to bodily injury, property damage or death. To the extent permitted by Applicable Law, such policy shall contain a waiver of subrogation endorsement in favor of the additional insureds.

c)

Umbrella Excess Liability Insurance. Contractor shall maintain Umbrella Excess Liability Insurance of not less than a combined single limit of Twenty Million Dollars ($20,000,000.00) per occurrence and an annual aggregate limit of Twenty Million Dollars ($20,000,000.00) with Completed Operations and Products Liability coverage, which coverage shall remain in effect for one (1) year after the date of Final Completion. Such coverage shall be over and above the coverage provided by the policies described in the Employer’s Liability portion of the coverage. The Umbrella Excess Liability Insurance shall not contain endorsements which restrict the coverages provided in the underlying policies. To the extent permitted by Applicable Law, such policy shall contain a waiver of subrogation endorsement in favor of the additional insureds.

d)

Workers’ Compensation and Employer’s Liability Insurance. Contractor shall maintain Workers’ Compensation Insurance in an amount not less than the statutory limits (as may be amended from time to time), including Employer’s Liability Insurance with limits of liability of not less than (i) One Million Dollars ($1,000,000.00) for bodily injury by accident, each accident, (ii) One Million Dollars ($1,000,000.00) for bodily injury by disease, each employee, and (iii) One Million Dollars ($1,000,000.00) aggregate liability for disease. The Workers’ Compensation and Employer’s Liability Insurance Policies shall each include a waiver of subrogation endorsement in favor of the additional insureds.

Exhibit 10.1

e)

Professional Liability Insurance. Contractor shall maintain, or shall cause to have maintained a Professional Liability Insurance Policy written with a limit of liability of not less than [Five Million Dollars ($5,000,000) for each claim, and not less than Five Million Dollars ($5,000,000)] in the aggregate, for errors, omissions or negligent acts arising out of the performance of (or the failure to perform) professional services hereunder as an architect, engineer or other professional. The Professional Liability Insurance Policy must be maintained for a period of not less than two (2) years following the date of Final Completion.

f)

Subcontractors’ Insurance. The Contractor shall require all Subcontractors providing equipment, materials or services directly to the Contractor to obtain, maintain and keep in force, during the time for which they are involved in performance of the Work, all insurance policies provided by the Applicable Law in favor of its employees, the “employer’s liability” and all other insurance policies required by Applicable Law. The Contractor shall request certificates of insurance evidencing such coverage and, if requested, provide the Owner with such certificates within a reasonable time.

2.8.     Suspension of the Work. Contractor may suspend the Work if Client fails to make any undisputed payment within thirty (30) days after the date on which the payment is due. Contractor shall be entitled to (a) an extension of the Construction Schedule for the same length of time as the suspension; and (b) reimbursement of the additional costs and expenses, if any, reasonably incurred and substantiated by Contractor in protecting, securing or insuring the Work, and in resumption of the Work.

2.9.     Title; Risk of Loss.

(a)

From the Effective Date and until the date of Final Completion, Contractor bears the risk of loss and full responsibility for the cost of replacing or repairing any damage to the System and all materials, Equipment, supplies and maintenance equipment (including temporary materials, equipment and supplies) in or for use during construction of the System that are in Contractor’s care, custody and control.

(b)	Client shall bear the risk of loss and full responsibility in respect of the System from and after the date of Final Completion of the System.

(c)

Contractor warrants that title to the various materials, Equipment (other than the Client Supplied Equipment, which title shall pass to Client pursuant to the contracts pursuant to which Client purchased the Client Supplied Equipment) and other components of the Work (including all information, documents and materials prepared or provided by Contractor as part of the Work) shall transfer to Client upon the earlier of (i) the date Client makes a payment to Contractor for the same, and (ii) the Substantial Completion Date. Contractor further warrants that, once title to any portion of the Work transfers to Client, (A) Client shall have good and marketable title to such portion of the Work, and (B) such portion of the Work shall be free and clear of all liens, claims, security interests or encumbrances in favor of Contractor, any Subcontractor, or any other person or entity making a claim by reason of having provided labor, materials or equipment relating to the Work, and that no basis shall exist for the filing of any such lien, claim, security interest or encumbrance.

Exhibit 10.1

2.10.     Warranty.

(a)	Subject to the exclusions set forth below, Contractor warrants to Client a period of two (2) years from the Substantial Completion Date (the “Warranty Period”), that:

i.	the Work will be free from original defects in design, assembly and workmanship;

ii.

the System will be designed, engineered, and constructed to satisfy all Applicable Law, Industry Standards, the requirements of the Local Electric Utility, the requirements of this Agreement, and to produce a fully functional System that is capable of operating free of workmanship defects for at least two (2) years;

iii.

all Equipment will be new, unused, undamaged and of good quality and good condition at the time of delivery to the Site, and the Work, including each item of Equipment incorporated therein, will be of suitable grade of their respective kinds for their intended use by Client in and as a solar photovoltaic power generation facility, will be free from defects in design, engineering, construction, and workmanship, and shall conform in all respects with all Applicable Law, Industry Standards, the requirements of the Local Electric Utility, and the requirements of this Agreement; and

iv.

Contractor will repair, replace, or correct any failures or defects or deficiencies under the warranties set forth in this Section 2.10(a) (collectively, the “Workmanship Warranty”) that occur during the Warranty Period including, where required, re-engineering any deficient systems at no cost to Client and within a reasonable time period as requested by Client.

(b)

During the Warranty Period, if any component of the Work fails to satisfy the Workmanship Warranty, Client shall provide written notice of such failure to Contractor. Upon receipt of written notification, Contractor shall promptly, at Contractor’s expense, either repair or replace any defective component or workmanship or take some other corrective action to cause the Work to conform to the Workmanship Warranty. Client may assign or transfer the Workmanship Warranty upon written notice to Contractor.

(c)	Workmanship Warranty Exclusions. The Workmanship Warranty expressly excludes failure of the System to perform due to the following:

i.

Damage, malfunction, or degradation of electrical output cause by (i) failure to properly operate or maintain the System in accordance with its operating manuals or technical specifications; (ii) repair or replacement using a part or service not provided or authorized in writing by Contractor; and (iii) Client or third party abuse, accident, alteration, improper use, negligence or vandalism;

ii.

Casualty loss (other than as a result of breach of the Workmanship Warranty) or ordinary wear and tear, including shrinking/cracking of grouts and caulking, fading of paints and finishes exposed to sunlight;

iii.	Damage by animals; or

iv.	Force Majeure Events.

Exhibit 10.1

(d)

In addition to the Workmanship Warranty set forth in Section 2.10(a), Contractor shall obtain and assign to Client all warranties from the manufacturers of the Equipment (each, an “Equipment Warranty” and, collectively, the “Equipment Warranties”.) Client shall look solely to the manufacturer of such Equipment for remedies related to claims that are covered under the applicable Equipment Warranties. During the Workmanship Warranty period, if Client requests assistance and provides specific details of the Equipment failure to Contractor, Contractor will promptly contact the applicable manufacturer to initiate Client’s warranty claim.

i.

In the event that defects in design, engineering, construction, or workmanship by Contractor causes any failure, defect or deficiency in the System or any part, any Equipment or component thereof, as determined by an initial investigation by the Parties and if the Parties cannot agree upon the results of such initial investigation, then as confirmed by an independent engineer agreed upon by the Parties, then Contractor shall be solely responsible for all costs associated with repairing or replacing such defective parts or Equipment. With regard to the independent engineer’s fees, in the event such independent engineer determines that Contractor’s design, engineering, construction, or workmanship caused such failure, defect or deficiency, Contractor shall be solely responsible for such independent engineer’s fees; provided, however, that in the event such independent engineer determines that such failure, defect or deficiency is caused by defective parts or Equipment, Client shall be solely responsible for such independent engineer’s fees.

(e)

THE WARRANTIES CONTAINED HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. ANY IMPLIED WARRANTIES ARE WAIVED TO THE FULLEST EXTENT PERMISSIBLE UNDER STATE AND FEDERAL LAW.

2.11.     Liens. Contractor shall not, and shall cause its Subcontractors not to, place any liens, security interests or other encumbrances on the Site or the System, other than mechanic’s liens or similar liens or security interests on the System arising by operation of law for the sole purpose of securing Client’s obligation (or Contractor’s obligation to pay Subcontractors, as applicable) to pay Contractor for Work performed hereunder. To the extent any liens, security interests or other encumbrances are placed on the Site or System in violation of this paragraph, Contractor shall prosecute the removal of such filing in a timely manner.

2.12.     Subcontractors.

(a)

Contractor shall at all times be responsible for the acts and omissions of Subcontractors and shall be responsible for performance of all the Work, whether performed by Contractor or its Subcontractors. Client shall not be responsible for the payment of any sums to any Subcontractor. Unless otherwise agreed by the Parties, Client shall not pay any Subcontractor directly for any portion of the Work performed under this Agreement.

(b)

Contractor shall procure the Equipment listed in Exhibit A; provided Contractor reserves the right to substitute any Equipment and other materials with equivalent, Industry Standard alternatives upon written notice to Client; provided further that any prospective substitution of the photovoltaic panels, inverters and racking system shall require written approval from Client.

Exhibit 10.1

2.13.     Notice to Proceed. Upon receipt by Contractor of a “notice to proceed” from Client that refers to this Agreement and authorizes and directs Contractor to begin Work (a “Notice to Proceed”), Contractor shall commence the Work. Contractor shall not begin any Work unless and until it has received a Notice to Proceed. Notwithstanding the foregoing, Client, at its sole discretion, may authorize a limited amount of Work, such as design of the System or procurement of Equipment, by issuing a written task order (“Task Order”) that specifies the Work being authorized, the portion of the Contract Price payable for such Work, and such other matters as Client and Contractor may agree.

2.14.     Failure to Issue a Notice to Proceed. At any time prior to the issuance of a Notice to Proceed, Client may terminate this Agreement upon notice to Contractor, whereupon neither Party shall have any liability to the other Party, except for unpaid amounts with respect to the Work under any Task Order.

2.15.     Ownership of Green Attributes. As between the Parties, Client shall own, and may assign or sell in its sole and absolute discretion, all right, title and interest in all green attributes, renewable energy credits, production, investment and/or energy tax credits (or grants in lieu of) and/or any other environmental financial incentives or similar financial rebates or incentives associated with or resulting from the development and installation of the System or the production, sale, purchase or use of the energy output of the System, and Contractor shall not make any ownership claims to such items.

3.     PRICE AND PAYMENT

3.1.     Contract Price. As full compensation for the Work and all of Contractor’s obligations hereunder Client shall pay to Contractor an amount to be mutually agreed upon by the Parties pursuant to Section 3.2 (the “Contract Price”). The Contract Price shall be paid in accordance with this Section 3.

3.2.     Payment.

(a)

Based upon invoices submitted by Contractor, Client shall pay progress payments to Contractor. Provided that the invoice is received not later than the tenth day of a month, Client shall make payment to Contractor no later than thirty (30) days from receipt of each invoice. Each invoice shall charge for Work performed during the preceding calendar month. Each invoice will detail the Project Costs being charged for the relevant month and calculate the Project Fee applicable to those Project Costs, and include all documentation reasonably necessary to establish that Contractor incurred such Project Costs. Project Costs for a month shall be based upon (i) the invoices of each Subcontractor and supplier in the amount approved by the Contractor (which shall be based on the cost breakdown for each Subcontractor and supplier), for Work completed or estimated to have been completed as of the end of the preceding month and for delivered and stored materials, less any applicable retention; (ii) all other Project Costs reasonably estimated by Contractor based upon Contractor’s percentage of completion of the Work. Client and its accountants shall have 14 days after receipt of the invoice to review Contractor’s documentation. Client shall either accept such documentation or ask for any specific additional documentation that Contractor failed to provide, which failure Contractor shall promptly remedy. Once Project costs are accepted by Client, Client shall pay Contractor within thirty (30) days or, if resolution of invoice issues has taken longer than forty-five (45) days, within (14) fourteen calendar days after Client’s questions about an invoice are resolved.

Exhibit 10.1

(b)

If Client or its accountants determine that Contractor’s actual costs for the relevant month are less than claimed by Contractor or that Contractor has incorrectly charged items that are not within the definition of Project Costs, Client shall pay the undisputed portion of Contractor’s invoice. Contractor shall be entitled to invoke the dispute resolution provisions of this Agreement for the unpaid balance.

(c)

Contractor shall include with requests for payment unconditional releases of lien rights for itself and for all Subcontractors to the extent of payments previously received and conditional releases of lien rights for the current request for payment. Contractor shall use lien release forms required by Applicable Law or otherwise acceptable to client.

(d)

For any payment Client fails to deliver by the due date, Client shall pay interest from the date that the payment was due until the date that it is paid at the lesser of 12% per annum or the maximum rate permitted by Applicable Law.

3.3.     Audit. Contractor shall keep full and detailed cost allocation records of costs incurred for the Work in a form that is sufficient to support all application requirements related to the North Carolina Business Energy Tax Credit documentation rules. Contractor shall preserve such accounts for a period of two (2) years after Final Completion of the System.

4.     COMMENCEMENT & COMPLETION

4.1.     Commencement and Mechanical Completion. Contractor will make all necessary efforts to meet Mechanical Completion on or about December 18th, 2015, as the same may be adjusted pursuant to the terms of this Agreement. Contractor may claim a justified extension of the Mechanical Completion Date if it is or will be delayed in completing the Work as a result of an Excusable Delay.

(a)	Contractor shall commence performance of the Work and perform such Work in accordance with the Construction Schedule in Exhibit A.

(b)	The estimated Mechanical Completion Date is set forth on Exhibit A and is subject to change. Contractor shall provide Client with [weekly] updates to the Construction Schedule.

(c)	The following are conditions precedent to Mechanical Completion:

i.

The System is mechanically, electrically and structurally constructed in accordance with the requirements of this Agreement and all Work has been completed other than Work solely required for Substantial and Mechanical Completion;

ii.

All requirements of the Local Electric Utility are met for testing and interconnection of the System have been satisfied, and Contractor has delivered to Client evidence thereof reasonably satisfactory to Client, and Contractor has obtained permission to begin testing from the Utility;

iii.	Contractor has obtained all Contractor Permits;

iv.	The System is operating and producing electricity; and

Exhibit 10.1

v.

Contractor and Client have mutually agreed on punchlist items for Substantial Completion and Final Completion, which agreement shall not be unreasonably withheld, conditioned or delayed and shall otherwise be agreed upon within five (5) Business Days.

(d)

Upon Mechanical Completion, Contractor shall send to Client an e-mail certifying that all of the foregoing conditions have been satisfied. Client shall, within five (5) Business Days after the receipt by Client of such written certificate, shall execute an acknowledgment of such email if Contractor has achieved Mechanical Completion. Execution of the acknowledgment or failure of Client to provide written notice of Contractor’s failure to achieve Mechanical Completion within five (5) Business Days shall constitute an Excusable Delay.

4.2.     Substantial Completion. Substantial Completion of the System shall be deemed to have occurred only if:

(a)	System Performance Tests are completed;

(b)	all punchlist items have been completed or waived;

(c)	all debris and surplus materials and supplies are removed from the Site;

(d)	all manuals, warranties, record drawings and other documents expressly required to be delivered by Contractor hereunder have been delivered to Client; and

(e)	Contractor has delivered final, unconditional Lien waivers required by Client.

Upon Final Completion, Contractor shall submit to Client an e-mail certifying that all of the foregoing conditions have been satisfied. Client shall, within five (5) Business Days after the receipt by Client of such written certificate, shall execute an acknowledgment of such email if Contractor has achieved Final Completion. Execution of the acknowledgment or failure of Client to provide written notice of Contractor’s failure to achieve Final Completion within five (5) Business Days shall constitute Excusable Delay. If Final Completion does not occur within forty-five (45) Days after the Substantial Completion Date, Client shall have the right (but not the obligation) to complete any uncompleted Work itself, to charge Contractor for all completion costs incurred by Client in so doing, and to offset such completion costs against any portion of the Contract Price then remaining unpaid.

4.3.     Work Notwithstanding Disputes. Unless otherwise agreed to in writing, Contractor shall diligently carry on the Work during the pendency of any dispute so long as all undisputed amounts payable to Contractor have been paid.

5.     REPRESENTATIONS & WARRANTIES

5.1.     Representations and Warranties of Contractor. Contractor represents and warrants to Client that:

(a)

Contractor is a Nevada corporation, duly organized, validly existing, and in good standing under the laws of the State where the Site is located, and has full power to engage in the business it presently conducts and contemplates conducting, and is and will be duly licensed or qualified and in good standing under the laws of the State where the Site is located and in each other jurisdiction where the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

Exhibit 10.1

(b)

The execution, delivery and performance by Contractor of this Agreement will not (i) violate or conflict with any covenant, agreement or understanding to which it is a party or by which it or any of its properties or assets is bound or affected, or its organizational documents or (ii) subject the System or any component part thereof to any lien other than as contemplated or permitted by this Agreement.

(c)

There are no actions, suits, proceedings, patent or license infringements or investigations pending or, to Contractor’s knowledge, threatened against it before any court or arbitrator that individually or in the aggregate could result in any materially adverse effect on the business, properties or assets or the condition, financial or otherwise, of Contractor or in any impairment of its ability to perform its obligations under this Agreement.

(d)

The individual executing and delivering this Agreement on behalf of Contractor is duly authorized to do so on behalf of Contractor and this Agreement is binding upon Contractor in accordance with its terms.

(e)

Contractor has inspected the Site and surrounding areas and has become generally familiar with the Site conditions that may affect the supply of the Equipment and the performance of the Work. Contractor has performed, or has caused to be performed, all necessary due diligence related to the Work, including review and analysis of any geotechnical reports. Contractor acknowledges that all documents and information provided by Client have been provided as background information and as an accommodation to Contractor. Contractor further acknowledges that Client does not make any representation or warranty with respect to the accuracy of such documents or information.

(f)

Contractor has (either directly or through its Subcontractors) all the required authority, ability, skill, experience and capacity necessary to perform the Work and diligently do so in a timely and professional manner, utilizing sound engineering and design principles, project management procedures, construction procedures and supervisory procedures, all in accordance with this Agreement, Applicable Law and Industry Standards. Contractor has (either directly or through its Subcontractors) the experience and skills necessary to determine, and Contractor had reasonably determined, that Contractor can perform the Work pursuant to the Construction Schedule, for the Contract Price.

5.2.     Representations and Warranties of Client. Client represents and warrants to Contractor that:

(a)

Client is a Corporation duly formed and validly existing under the laws of the State of Delaware and has full legal capacity and standing to pursue its corporate purpose (including the capacity to dispose of and encumber all of its assets) and full power to engage in the business it presently conducts and contemplates conducting, and is and will be duly licensed or qualified and in good standing under the laws of each jurisdiction where the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

Exhibit 10.1

(b)

The execution, delivery and performance by Client of this Agreement will not (i) violate or conflict with any covenant, agreement or understanding to which it is a party or by which it or any of its properties or assets is bound or affected, or its organizational documents; or (ii) subject the System or any component part thereof or the Site or any portion thereof to any lien other than as contemplated or permitted by this Agreement.

(c)

There are no actions, suits, proceedings, patent or license infringements or investigations pending or, to Client’s knowledge, threatened against it before any court or arbitrator that individually or in the aggregate could result in any materially adverse effect on the business, properties or assets or the condition, financial or otherwise, of Client or in any impairment of its ability to perform its obligations under this Agreement.

(d)	Client has, and will have, available all the funds that are necessary from time to time to pay Contractor the Contract Price.

(e)	Title to the Site is held by Client, or alternatively, that Client has obtained written consent from the Host for the installation of the System at the Site.

(f)	To the best of Client’s knowledge, there are no Hazardous Materials at, on or beneath the Site that prevent or could potentially prevent or delay the Work.

(g)	The individual executing and delivering this Agreement on behalf of Client is duly authorized to do so on behalf of Client and this Agreement is binding upon Client in accordance with its terms.

6.     BREACH & TERMINATION; INDEMNITY

6.1.     Termination by Client:

(a)	Contractor agrees that Client shall be entitled to terminate this Agreement pursuant to written notice upon the occurrence of any of the following circumstances (each a “Contractor Event of Default”):

i.

Contractor voluntarily commences bankruptcy, insolvency or similar debtor-relief proceedings, or becomes insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors.

ii.

Insolvency, receivership, reorganization, bankruptcy or a similar proceeding is commenced against Contractor and such proceeding is not dismissed or stayed within a period of ninety (90) days thereafter.

iii.	Contractor fails to cause the Mechanical Completion Date to occur on or prior to December 18, 2015.

iv.	Contractor fails to cause Final Completion to occur on or before the date that is forty-five (45) Days following the Substantial Completion Date.

Exhibit 10.1

v.	Contractor falls twenty-five (25) or more Days behind the Construction Schedule (as the same may be updated from time to time in accordance with this Agreement).

vi.

Notwithstanding the foregoing, Contractor violates in any material respect any of the provisions of this Agreement, which violation remains uncured for thirty (30) days following Contractor’s receipt of written notice thereof from Client; provided however, that if the nature of the breach requires more than thirty (30) days to cure, and Contractor is using reasonable commercial efforts to cure, then such time period shall be extended accordingly, subject to a maximum extension of sixty (60) days.

Upon the occurrence of any of the foregoing, in addition to all rights and remedies that may be available under Applicable Law, Client may instruct Contractor to discontinue all or any part of the Work and/or terminate this Agreement, and Contractor shall thereupon discontinue the Work of such parts thereof and shall use reasonable commercial efforts to reduce or otherwise mitigate any expense or damage to Client. Client shall have the right to complete, or hire others to complete, the Work. Client shall pay Contractor for any Work performed up to the date of termination. Client shall be entitled to receive from Contractor, as exclusive remedy for termination under this paragraph (a), the amount (if any) by which Client’s cost to complete the Work exceeds the portion of the Contract Price allocable to the Work unfinished by Contractor.

(b)

Termination for Convenience. Client shall have the right to terminate this Agreement at any time for its convenience, upon thirty (30) days written notice to Contractor. Client shall pay Contractor, within thirty (30) days of the termination date, for all completed Work after issuance of a Notice to Proceed (NTP), and any non-returnable or non-cancelable materials ordered through the effective date of such termination, and any loss sustained by Contractor, including a break-up fee of $50,000, demobilization costs and other verifiable out-of-pocket costs, including reasonable and verifiable termination fees of vendors and contractors, together with any other liabilities to which Contractor is subject pursuant to any agreements with vendors that are executed by Contractor on or before the termination date. Contractor shall provide to Client copies of all contracts, purchase orders, invoices and other supporting documentation reasonably requested by Contractor to verify such termination fees, out-of-pocket costs or other liabilities.

(c)

Termination by Contractor. Client agrees that Contractor shall be entitled to suspend work and terminate this Agreement pursuant to written notice upon the occurrence of any of the following circumstances (each a “Client Event of Default”):

i.

Any representation or warranty made by Client in this Agreement proves to have been false or misleading in any material respect as of the time made, confirmed or furnished (but, if such breach is capable of being cured, only to the extent such breach continues for thirty (30) days following receipt of a notice in writing of such breach from Contractor).

ii.

Client violates in any material respect any of the provisions of this Agreement, which violation remains uncured for thirty (30) days following Client’s receipt of written notice thereof from Contractor; provided however, that if the nature of the breach requires more than thirty (30) days to cure, and Client is using reasonable commercial efforts to cure, then such time period shall be extended accordingly, subject to a maximum extension of sixty (60) days.

Exhibit 10.1

iii.

Client voluntarily commences bankruptcy, insolvency or similar debtor-relief proceedings, or becomes insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors.

iv.	Insolvency, receivership, reorganization, bankruptcy or a similar proceeding is commenced against Client and such proceeding is not dismissed or stayed within a period of ninety (90) days thereafter.

v.

if funding is NOT obtained by or before May 29th, 2015, the contract shall terminated and Contractor shall be reimbursed for all work performed on the project, which includes, but is not limited to any non-returnable or non-cancelable materials ordered through the effective date of such termination, and any loss sustained by Contractor, mobilization and demobilization costs, and other verifiable out-of-pocket costs, including reasonable and verifiable termination fees of vendors and contractors, together with any other liabilities to which Contractor is subject pursuant to any agreements with vendors that are executed by Contractor on or before the termination date.

Upon the occurrence of any of the foregoing, in addition to all rights and remedies that may be available under Applicable Law, Contractor shall have the right to terminate this Agreement and Client shall pay, within thirty (30) days of the termination date, to Contractor such amounts as Contractor would have been entitled to receive in the event of a termination by Client pursuant to Section 6.1(b).

6.2.     Indemnity.

(a)

Contractor shall fully indemnify, save harmless and defend Client and its Affiliates and their directors, officers, shareholders, employees, agents and representatives from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, damages, costs or expenses (including attorney fees) of any kind whatsoever in connection with or arising from: (i) any claim by a third party for physical damage, or death of or bodily injury to any person, but only to the extent caused by or arising out of or related to Contractor’s (A) negligence or willful misconduct or that of its Subcontractors, or (B) breach of its obligations hereunder; (ii) Contractor’s or any Subcontractor’s actual or alleged infringement or misappropriation of any third party patent, copyright, trade secret, trademark, service mark, trade name, or other intellectual property right in connection with the System, including without limitation, any deliverable hereunder; (iii) Contractor’s or any Subcontractor’s violation of any third-party license to use intellectual property in connection with the Work, including any deliverable hereunder; (iv) Contractor’s or any Subcontractor’s violation of any Applicable Law arising out of or related to the release, discharge, disturbance or deposit at, on, above, below or near the Site of any Hazardous Material, that is either (A) brought to or created at the Site by Contractor or its Subcontractors or (B) existing at the Site to the extent Contractor or its Subcontractors negligently or willfully cause them to be released, disturbed or discharged; provided that Contractor has actual or constructive knowledge of the existence of such Hazardous Material at the Site; or (vi) any lien or encumbrance is filed against the Site or the System in violation of the terms of this Agreement.

Exhibit 10.1

(b)

Client shall fully indemnify, save harmless and defend Contractor and its Affiliates and their directors, officers, shareholders, employees, agents and representatives from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, damages, costs or expenses (including attorney fees) of any kind whatsoever in connection with or arising from: (i) any claim by a third party for physical damage, or death of or bodily injury to any person, but only to the extent howsoever caused by or arising out of or related to Client’s (A) negligence or willful misconduct or that of its agents or employees or others under Client’s control, or (B) breach of its obligations hereunder; or (ii) violation of any Applicable Law arising out of or related to the release, discharge, disturbance or deposit at, on, above, below or near the Site of any Hazardous Material, that is either (A) brought to the Site by Client, or (B) existing at the Site as of the Effective Date of this Agreement, unless such release, discharge or deposit is the result of the negligence or willful misconduct of Contractor or any Subcontractor; provided that Contractor has actual or constructive knowledge of the existence of such Hazardous Material at the Site.

(c)

If any claim is brought against a Party (the “Indemnified Party”), then the other Party (the “Indemnifying Party”) shall be entitled to participate in, and, unless in the opinion of counsel for the Indemnifying Party a conflict of interest between the Parties may exist with respect to such claim, assume the defense of such claim, with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of the Indemnified Party, or if a conflict precludes the Indemnified Party from assuming the defense, then the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the Indemnified Party’s defense through separate counsel of the Indemnified Party’s choice. Even if the Indemnifying Party assumes the defense of the Indemnified Party with acceptable counsel, the Indemnified Party, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving the Indemnifying Party of any of its obligations hereunder. Notwithstanding the foregoing, with respect to Section 6.2(a)(ii) or Section 6.2(a)(iii), Contractor shall have the right, in order to avoid such claims or actions, in each case at its sole expense, to substitute non-infringing Equipment or processes, or to modify such infringing Equipment or processes or the System so they become non-infringing, or to obtain the necessary licenses to use the infringing Equipment or processes, provided that such substituted or modified Equipment or processes meet all the requirements of, and are subject to, all the provisions of this Agreement

(d)

Waiver of Consequential Damages. UNLESS SPECIFICALLY ALLOWED HEREIN, THE PARTIES AGREE THAT TO THE FULLEST EXTENT ALLOWED BY LAW, EXCLUDING CONFIDENTIALITY BREACHES, IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE OR LIABLE, WHETHER IN CONTRACT, TORT, WARRANTY, OR UNDER ANY STATUTE OR ON ANY OTHER BASIS, FOR SPECIAL, INDIRECT, INCIDENTAL, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OR INTERRUPTION OF BUSINESS, ARISING OUT OF OR IN CONNECTION WITH THE SYSTEM OR THIS AGREEMENT.

(e)

Limit on Liability. With the exception of liability for indemnification pursuant to Section 6.2(a)) and Section 6.2(b), Contractor’s total liability to Client under or arising out of this Agreement shall not exceed, in the aggregate, an amount equal to one hundred percent (100%) of the Contract Price. IN NO EVENT SHALL CONTRACTOR HAVE ANY LIABILITY TO CLIENT FOR ANY FAILURE BY CLIENT TO OBTAIN ANY OR ALL OF THE BENEFIT OF ANY REBATE OR ANY INVESTMENT TAX CREDIT OR DEPRECIATION, UNLESS SUCH FAILURE RESULTS FROM CONTRACTOR’S NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

Exhibit 10.1

7.     MISCELLANEOUS

7.1.     Representatives.

(a)

Client Representative. Client designates, and Contractor agrees to accept, Ken Allen as Client Representative for all matters relating to Client’s obligations under this Agreement. The actions taken by Client Representative shall be deemed the acts of Client and shall be fully binding upon Client.

(b)

Contractor Representative. Contractor designates, and Client agrees to accept, ____________ as Contractor Representative for all matters relating to Contractor’s performance of the Work. The actions taken by Contractor Representative shall be deemed the acts of Contractor and shall be fully binding upon Contractor.

(c)

Notices to Representative. Notwithstanding Section 7.1(a) and Section 7.1(b), all amendments, Change Orders, notices and other communications between Contractor and Client contemplated herein shall be delivered in writing in accordance with Section 7.6.

7.2.     Ownership of Plans, Data, Reports and Material. Contractor, and any of its subcontractors providing professional services under this Agreement, shall retain all copyright, patent and other intellectual property rights in drawings, specifications and other documents delivered as part of the Work (whether in paper or electronic form) furnished by Contractor. Provided that Client is in compliance with its obligations hereunder, Contractor grants to Client and Host a non-exclusive, perpetual license to reproduce and use such documents in connection with the Work and for the operation, maintenance or repair of the System. Client shall not otherwise assign or transfer this license to another Person without Contractor’s prior written consent. Contractor and its Subcontractors shall not be liable in the event of any unauthorized reproduction or use of the record drawings by Client, Host or others. No other license in any patents and proprietary information is granted pursuant to this Agreement.

7.3.     Governing Law. This Agreement is made in the State of Texas. This Agreement shall be interpreted in accordance with the laws of the State of Texas.

7.4.     Force Majeure. Except for the obligation to make payments when due, which cannot be excused by a Force Majeure Event, neither Party shall be considered in breach of this Agreement nor be liable for any delay or failure to comply with this Agreement if and to the extent that such delay or failure is attributable to the existence of a Force Majeure Event. Contractor shall promptly notify Client in writing within (10) ten Business Days of becoming aware of the nature of a Force Majeure Event that will delay Contractor’s performance of the Work, and the anticipated length of the delay. Contractor shall be entitled to a Change Order with respect to the Contract Schedule and, to the extent costs are incurred to maintain the ability to perform the Work once the Force Majeure Event ends, to the Contract Price. Any Force Majeure Event that prevents performance, or is reasonably expected to prevent performance, for more than ninety (90) days shall entitle Contractor or Client to terminate this Agreement. In the event the Agreement is so terminated, Client shall pay Contractor for any Work performed up to the date of termination.

Exhibit 10.1

7.5.     Dispute Resolution.

(a)

Good Faith Negotiations. In the event that any dispute or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity, performance or termination (a “Dispute”), and within five (5) Business Days of one Party notifying the other Party in writing of the existence of such Dispute, senior management personnel or such other person who is designated by such senior management personnel, from both Contractor and Client shall meet and attempt to resolve the Dispute for a period of thirty (30) Days following the notice of Dispute. If, however, either Party refuses or fails to so meet, or the Dispute is not resolved by negotiation, a Party is free to seek other recourse.

(b)

Attorney Fees. The prevailing party of any Dispute arising out of this Agreement shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including reasonable attorney fees and the expenses of arbitration.

7.6.     Notices and Demands. Any notice, request, demand or other communication required or permitted under this Agreement, shall be deemed to be properly given by the sender and received by the addressee if made in writing and (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, (c) sent by reputable overnight express courier, (d) transmitted by facsimile where confirmation of successful transmission is received from the receiving Party’s facsimile machine (such transmission to be effective on the day of receipt if received prior to 5:00 p.m. local time on a business day or in any other case on the next business day following the day of transmittal) or (e) transmitted by e-mail if receipt of such transmission by e-mail is specifically acknowledged by the recipient (automatic responses not being sufficient for acknowledgment), addressed in each case to the addresses set forth below, or to any other address either of the Parties to this Agreement shall designate in a written notice to the other Party:

Client:

Principal Solar, Inc.

2560 King Arthur Blvd Suite 124 PMB 65

Lewisville, TX 75056

With Copy to which does not constitute Notice:

Michael Gorton

MG@principalsolar.com

Contractor:

Alpha Technologies Services, Inc.

3767 Alpha Way

Bellingham, WA 98226

Email: dzogby@alpha.com

Attention: President

With Copy to which does not constitute Notice:

Alpha Technologies

3767 Alpha Way

Bellingham, WA 98226

Email: kowski@alpha.com

Attention: Contracts and Legal

Exhibit 10.1

7.7.     Confidentiality. Each Party (the “Receiving Party”) shall not use for any purpose other than performing its obligations under this Agreement or divulge, disclose, produce, publish, or permit access to, without the prior written consent of the other Party (the “Disclosing Party”), any Confidential Information of the Disclosing Party. “Confidential Information” includes the Contract Documents, all information or materials prepared in connection with the Work, designs, drawings, specifications, techniques, models, data, documentation, source code, object code, diagrams, flow charts, processes, procedures, know-how, and any other trade secrets. Confidential Information does not include (a) information known to the Receiving Party prior to obtaining the same from the Disclosing Party; (b) information in the public domain at the time of disclosure by the Receiving Party; or (c) information obtained by the Receiving Party from a third party who did not receive same, directly or indirectly, from the Disclosing Party. The Receiving Party shall use the higher of the standard of care that the Receiving Party uses to preserve its own confidential information or a reasonable standard of care to prevent unauthorized use or disclosure of such Confidential Information. However, the Receiving Party has the right to disclose Confidential Information without the prior written consent of the Disclosing Party: (i) as required by any Governmental Authority, or by any securities exchange on which the shares of a Party are listed, (ii) as otherwise required by Applicable Law or regulation, (iii) as advisable or required in connection with any government or regulatory filings, including filings with any regulating authorities covering relevant financial markets, (iv) to its attorneys, accountants, financial advisors or other agents, in each case bound by confidentiality obligations, (v) to banks, investors and other financing sources and their advisors, in each case bound by confidentiality obligations; or (vi) in connection with an actual or prospective merger or acquisition or similar transaction where the party receiving the Confidential Information is bound by confidentiality obligations. If a Receiving Party believes that it will be compelled by Governmental Authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may determine whether to take steps to oppose such disclosure at Disclosing Party’s discretion and sole cost.

7.8.     Time is of the Essence. Timely performance of all obligations by each Party is expressly agreed to be of the essence of this Agreement, and failure to so perform is a material breach of the Agreement.

7.9.     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.10.     Survival. Any rights and obligations of the Parties that arise prior to termination of this Agreement or any provision of this Agreement that otherwise contemplates observance subsequent to termination or expiration of this Agreement shall survive termination or expiration of this Agreement and continue in full force and effect. Without limiting the foregoing, the following sections and articles shall survive the expiration or termination of this Agreement: Article 1 (“Definitions”), Section 2.9 (“Title; Risk of Loss”), Section 2.10 (“Warranty”), Section 2.11 (“Liens”), Section 2.12 (“Subcontractors”), Section 2.15 (“Ownership of Green Attributes”), Section 3.2 (“Calculation of Contract Price and Shared Savings”), Article 6 (“Breach & Termination; Indemnity) and Article 7 (“Miscellaneous”).

Exhibit 10.1

7.11.     Successors and Assigns. This Agreement shall be binding on the Parties and their respective permitted successors, heirs and assigns.

7.12.     Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

7.13.     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.14.     Counterparts. This Agreement may be executed in counterparts, which shall together constitute one and the same agreement. Facsimile or portable document format (“PDF”) signatures shall have the same effect as original signatures. Each Party consents to the admission in evidence of a facsimile, photocopy or PDF of this Agreement in any Dispute proceedings between the Parties.

7.15.     Announcements and Publications. Unless otherwise required by Applicable Law or regulation, no Party shall make any public announcements in respect of this Agreement or the Work or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, Client hereby acknowledges and agrees that (a) Contractor may photograph the System and use those photographs in Contractor’s Internet and print publications, and (b) upon Final Completion and subject to Client’s approval (not to be unreasonably withheld), Contractor may list Client in “Customer” or “Clients” section of Contractor’s website or other printed material.

7.16.     Entire Agreement. This Agreement, together with the Contract Documents and the Exhibits, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

7.17.     No Agency. This Agreement is not intended to create any association, joint venture, agency relationship or partnership between the Parties or to impose any such obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act as or be an agent or representative of, or otherwise bind, the other Party except as expressly allowed by this Agreement.

7.18.     Priority of Documents. In the event of a conflict between any of the Contract Documents, they shall be given the following order of precedence: first, Change Orders and duly executed amendments to this Agreement (to the extent not superseded by subsequent Change Orders and amendments), second, this Agreement and third, the other Contract Documents.

7.19.     No Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Exhibit 10.1

7.20.     Further Assurances. Each of the Parties shall use commercially reasonable efforts to, and shall cause its Affiliates to use their commercially reasonable efforts to, from time to time at the request of the other Party, without any additional consideration, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be necessary or desirable in the opinion of counsel to the requesting Party to carry out the provisions of this Agreement and each of the other Contract Documents and give effect to the transactions contemplated hereby and thereby. Contractor specifically agrees to provide assistance to Client with respect to: (a) compliance with the terms and conditions of the Project Documents, (b) preparation of all applications and other documents, if any, required for qualification for any state, local and/or federal investment tax credits, upon Client’s prior written request, and (c) the execution and delivery of any documents requested by either Client or any Project Lender in connection with financing for the System, including but not limited to financing consents and estoppels typical in project finance transactions as may be required by any Project Lender.

7.21.     Assignment. Neither Party shall have the right to assign any of its rights, duties, or obligations under this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed. Any purported assignment or delegation in violation of this Section 7.21 shall be null and void. Notwithstanding the foregoing, Client may, without Contractor’s consent, but with written notice to Contractor: (a) assign this Agreement to (i) the Project Lender, or any subsidiary, Affiliate, or (ii) a purchaser of all or substantially all of Client’s assets or Client’s successor in interest as part of a corporate reorganization, consolidation, take-over, merger or other business combination, or (b) collaterally assign this Agreement as security to any Project Lender. An assignment pursuant to subclause (a) of the preceding sentence shall not be valid unless the assignee has equal or greater ability to fulfill Client’s obligations under this Agreement than Client. A permitted assignee of Client under this Section 7.21 will be bound by the obligations of this Agreement (upon foreclosure of its security interest in the case of a Project Lender) and will, upon Contractor’s request, deliver a written assumption of Client’s rights and obligations under this Agreement to Contractor. Contractor shall provide timely and reasonable cooperation and assurances as Client shall reasonably request (including executing and delivering such commercially reasonable financing consents and estoppels typical in project finance transactions as may be required by any Project Lender).

7.22.     Project Lender Accommodations. Contractor acknowledges that Client’s obligations to any Project Lender may be secured by, inter alia, a pledge or collateral assignment of this Agreement and a first security interest in the Project (collectively, the “Project Lender’s Security Interest”). Without limiting the generality of Section 7.21, in order to facilitate such financing, Contractor agrees as follows:

(a)     Consent to Security Interest. Contractor consents to Client providing to Project Lender the Project Lender’s Security Interest.

(b)     Financing Documents. Upon the occurrence of an event of default by Client under Project Lender’s financing documents:

(i)     Project Lender, as holder of the Project Lender’s Security Interest, shall be entitled to exercise, in the place and stead of Client, any and all rights and remedies of Client under this Agreement in accordance with the terms of this Agreement., provided such Project Lender assumes all of Client’s obligations under this Agreement Project Lender shall also be entitled to exercise all rights and remedies of secured parties generally with respect to this Agreement and the System.

Exhibit 10.1

(ii)     Project Lender shall have the right, but not the obligation, to pay all sums due from Client under this Agreement and to perform any other act, duty or obligation required of Client under this Agreement or cause to be cured any default of Client under this Agreement in the time and manner provided by the terms of this Agreement. Nothing herein requires Project Lender to cure any Client Event of Default (unless Project Lender has succeeded to Client’s interests under this Agreement) or to perform any act, duty or obligation of Client under this Agreement, but Contractor hereby gives Project Lender the option to do so.

(iii)     Upon the exercise of remedies under the Project Lender’s Security Interest in the System, including any sale thereof by Project Lender, whether by judicial proceeding or under any power of sale contained therein, or any conveyance from Client to Project Lender in lieu thereof, Project Lender shall give notice to Contractor of the transferee or assignee of this Agreement. Any such exercise of remedies shall not constitute an Client Event of Default under this Agreement, nor require Contractor’s consent, provided Project Lender shall deliver written notice to Contractor.

(iv)     Upon any rejection or other termination of this Agreement pursuant to any process undertaken with respect to Client under the United States Bankruptcy Code, at the request of Project Lender made within ninety (90) Days of such termination or rejection, Contractor shall enter into a new agreement with Project Lender having substantially the same terms and conditions as this Agreement.

(c)     Exercise of Rights. Notwithstanding any contrary term of this Agreement:

(i)     Contractor will not exercise any right to terminate or suspend this Agreement as a result of an Client Event of Default unless it shall have given Project Lender prior written notice of its intent to terminate or suspend this Agreement specifying Client Event of Default giving rise to such right, and Project Lender shall not have caused to be cured such Client Event of Default within thirty (30) Days after such notice; provided that if such Client Event of Default, excluding payment, cannot be cured by the Project Lender within such period and the Project Lender commences and continuously pursues cure of such Client Event of Default within such period, such period for cure will be extended for a reasonable period of time under the circumstances, such period not to exceed an additional ninety (90) Days, commencing after expiration of the initial thirty (30) Day cure period. The Parties’ respective obligations will otherwise remain in effect during any cure period.

(ii)     If Project Lender, pursuant to an exercise of remedies by Project Lender, shall acquire title to or control of Client’s assets and shall, within the time periods described in Section 7.22(c)(i), cure all Client Events of Default under this Agreement existing as of the date of such change in title or control, then Client shall no longer be in default under this Agreement, and this Agreement shall continue in full force and effect.

This Section intentionally left blank

Exhibit 10.1

Signature page follows

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have caused this Engineering Procurement and Construction Agreement to be executed by their duly authorized representatives.

CLIENT		CONTRACTOR

PRINCIPAL SOLAR, INC.		ALPHA TECHNOLOGIES SERVICES

By:	/s/ Michael Gorton	By:	/s/ Drew Zogby
Name: Michael Gorton		Name: Drew Zogby
Title: Chief Executive Officer		Title: President

		By:	/s/ John O'Rourke
Name: John O’Rourke
Title: Secretary/Treasurer